Exhibit 99.1

Supplement, dated as of June 22, 2009 (this “Supplement”), to the Replacement Capital Covenant, dated as of April 27, 2007 (the “Replacement Capital Covenant”), by Regions Financial Corporation, a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder. Capitalized terms used and not defined herein shall have the meanings given thereto in the Replacement Capital Covenant.

Recitals

A. Pursuant to an Agreement of Merger, dated as of June 22, 2009 (the “Agreement of Merger”), between the Trust and New Regions Financing Trust II, a statutory trust created pursuant to the Delaware Statutory Trust Act by the entering into that certain Declaration of Trust, dated as of June 19, 2009, and by the execution and filing the Certificate of Trust, filed on June 19, 2009 (the “New Trust”), and a Certificate of Merger filed with the Secretary of State of the State of Delaware at the Effective Time (as defined in the Agreement of Merger), the Trust merged with and into the New Trust at the Effective Time and each Trust Preferred Security issued and outstanding immediately prior to the Effective Time was converted at the Effective Time into one 6.625% Trust Preferred Security (Liquidation Amount $1,000 per preferred security) of the New Trust (the “New Trust Preferred Securities”).

B. The Corporation desires to supplement the Replacement Capital Covenant as set forth herein so that it will apply to the New Trust Securities with effect from after the Effective Time.

C. The Corporation has determined that this Supplement is not adverse to the Holders of the Covered Debt.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1. Amendment. Upon the effectiveness of this Supplement, the term “Securities” as defined in the Replacement Capital Covenant shall include the New Trust Preferred Securities.

SECTION 2. Effectiveness. This Supplement shall become effective upon the delivery to the Holders of the Covered Debt by an officer of the Corporation, in the manner provided for in the indenture with respect to the Covered Debt, of a certificate stating that, in his or her determination, this Supplement is not adverse to the holders of the Covered Debt.

SECTION 3. Miscellaneous. (a) This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.

(b) This Supplement shall not constitute an amendment or waiver of any other provisions of the Replacement Capital Covenant, except as expressly referred to herein. Except as expressly amended hereby, the provisions of the Replacement Capital Covenant shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Supplement to be executed by its duly authorized officer, as of the day and year first above written.

REGIONS FINANCIAL CORPORATION

By:	/s/ Irene M. Esteves
Name:	Irene M. Esteves
Senior Executive Vice President and
Chief Financial Officer

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